Exhibit 99.1

XL Group plc

XL House
One Bermudiana Road

Hamilton HM 08
Bermuda
Phone (441) 292-8515

Fax (441) 292-5280

Press Release

Contact:	David Radulski	Elliott Bundy
	Investor Relations	Media Relations
	(441) 294-7460	(347) 561-0276

XL Group plc Announces Departure of CFO

HAMILTON, Bermuda, May 23, 2011 – XL Group plc (NYSE: XL) ("XL" or the "Company") announced today that Irene M. Esteves will be leaving the company following a transition period to pursue an opportunity with a Fortune 150 Company outside the insurance industry.

XL will initiate a search for Ms. Esteves’ replacement. Mike McGavick, Chief Executive Officer of XL, stated, “Irene has made many contributions to XL during her tenure. Irene has been presented with an extraordinary opportunity. We’ve always recognized that hiring the highest caliber executives comes with some risk, and to us this simply illustrates just how talented our team is. We thank Irene for the impact she made while at XL, wish her all the best and look forward to a smooth transition.”

Esteves stated, “I am honored to have served as XL’s CFO, have great respect for the team, and am confident in the company’s bright future. Simply put, this was an offer I couldn’t pass up. XL has a deep finance team and I am committed to ensuring a seamless transition over the coming months.”

About XL

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.